Exhibit 99.4

Key Messages/Talking Points

Corporate Acquisition Points:

•	The acquisition 1) demonstrates Geac’s commitment to executing against its stated business performance management strategy, 2) leverages the company’s core strength in financial management applications, and 3) provides global customers with the necessary extended functionality to their ERP transaction systems

•	Geac will focus on delivering Comshare’s suite of planning, budgeting, forecasting, financial consolidation, and management reporting and analysis solutions, enabling Geac to extend customers’ back office investments through Web-based applications

•	The acquisition is a direct result of customer feedback requesting the addition of business intelligence and reporting solutions such as budgeting, planning and forecasting

°	In a global assessment of Geac customers, 33 percent of Geac’s 5,000+ enterprise customers said they are interested in purchasing business intelligence and reporting solutions

•	Geac also sees tremendous opportunity in the burgeoning financial analytics and business performance management marketplace and hopes to claim a leadership position. The acquisition of Comshare is our fastest route to that position.

•	The total value of the deal is $52M, approximately US$4.60 in cash for each share of Comshare common stock

•	Geac gains a number of additional resources (cash, knowledgeable sales force, strong technology) to continue to pursue other strategic and market opportunities

     Shareholder Points:

•	Geac continues to execute on its promise/growth strategy

•	This is the latest significant milestone in the management team’s strategy of creating and delivering a business performance management platform that will take the company forward and help it achieve a market leadership role

•	The priority for executive management is to ensure that this acquisition will be a profitable venture in the near term and will position the company effectively for longer term growth

•	This acquisition will create significant cross-selling opportunities, as well as new revenue streams for Geac through a new sales channel

•	Comshare BOD has unanimously approved the deal and will make the recommendation to the shareholder base

     Technology Points:

•	This acquisition further validates Geac’s business performance management strategy and strengthens considerably its position in the business performance management market

•	Geac is uniquely qualified to deliver a wider range of business performance management solutions than other BPM vendors in the market including Hyperion

•	Comshare has singularly focused on the financial analytics market opportunity, and is one of the premier vendors in that space

•	Industry analyst firm IDC sees significant market opportunity for business performance management and financial analytics applications

•	In 2002, this market segment outperformed enterprise application software and business intelligence tools, growing 8.8 percent

•	IDC forecasts this market segment to exceed $1 billion in 2003 and grow at a rate of more than 10 percent per year through 2007

     Customer Points:

•	Comshare MPC has an established global presence and strong customer relationships

•	Approximately 500 customers worldwide

•	Several Fortune 500 customers with more than 1,000 users each

•	Strong customer satisfaction rating: in a recent independent survey, 91% of Comshare customers said they would buy MPC again

•	Geac customers now have access to best-of-breed planning, budgeting, forecasting, financial consolidation, and management reporting and analysis solutions from Comshare

•	Comshare customers receive ongoing investment and resources for current suite with the benefit of a strong future technology roadmap

•	Comshare customers also gain the advantage of a strong global services and support organization

•	Geac and Comshare customers are synergistic in terms of profile and technology requirements: MPC appeals to the same CFOs and corporate controllers that rely on Geac’s ERP transaction systems

•	Comshare field organization becomes a part of Geac, continuing existing customer relationships and increasing new customer potential through access to Geac’s 5,000+ global enterprise customer base

•	Geac will also be targeting and aggressively selling Comshare MPC to non-Geac ERP accounts

•	Geac’s technology framework will support integration with non-Geac back office environments

Employee Points:

•	Employees now have access to an increased resource pool (additional capital, large installed base)

•	The combined Geac/Comshare entity will be well positioned to capitalize on a growing market, gain competitive advantage, increase the sales pipeline and drive revenues moving forward

•	Synergistic customers: CFOs, corporate controllers

•	Strong installed base

•	Best-of-breed technology

•	Global reach

•	Geac is committed to investing in premier companies and best-of-breed technologies to ensure it is meeting customer demand and positioning itself for long term growth